NORTHCOAST BIOMEDICAL, Inc.

Telephone 216-752-6052   WATS: 800-886-8367

21522 South Woodland Road

Cleveland, OH 44122

August 14, 2006

Mr. Chris LaRose,

President, C.E.O.

VoxTech Products, Inc

64 Secretariat Ct

Tinton Falls, NJ  07724

Dear Chris,

Northcoast Biomedical is eager to represent you in developing the market for Dr Speak software in the State of Ohio.  We have done a preliminary examination of competition and believe the Dr Speak product is in a unique niche. I have already started talking to some of my solo practice physician clients and think we could get one or two beta test sites developed here.  As we discussed, this would allow the testing physician to use the system for a specified period without paying for it, then to purchase it if they wish to do so following their evaluation.  We will promptly provide you with detailed results of the beta testing.

As your non-exclusive sales agent in Ohio, we will receive a 25% commission on all sales originated by us if we sell at your published price schedule, which you may change at any time and from time to time in your sole discretion.  Any sales at discounts below your schedule will be subject to your prior approval and, in such cases, our commission will be reduced by twice the percentage discount.  For example, if you discount your scheduled prices by 10%, our commissions would be reduced by 20% to a net of 20%, etc.  If it is ever deemed necessary or advisable for you to discount to a point at which it is not profitable for VoxTech Products, Inc. (e.g.. at or below cost), no commission will be earned by us.  VoxTech Products, Inc. will bill the customers and you will pay commissions to us within 30 days of receipt of funds.  Returns and credits will be deducted from our next commission payment unless credit or return occurs within that 30-day period.

Copies of your invoices to our customers and appropriate client correspondence (leads, inquiries, etc.) will be forwarded to Northcoast Biomedical HQ in Cleveland for follow-up action or information.  Credit problems (overdue accounts) will be brought to our attention so that we may assist in collecting your funds.

Should VoxTech Products, Inc. (VTP) wish to do direct mail solicitation, Northcoast Biomedical will cooperate by providing such client mailing lists as may be helpful (e.g.. physicians) within Ohio.  Should VTP  wish to exhibit at conventions, etc. within our area, we will attempt to provide representation assistance at these exhibits.

Reasonable supplies of literature and sample products will be provided at no cost by VTP and will remain the property of VTP.  Northcoast Biomedical will return all literature and sample product to VTP upon written notice from VTP.  All other costs and expenses incurred by Northcoast Biomedical will be borne by Northcoast Biomedical.

In consideration for our non-exclusive representation of the Dr Speak product in Ohio, neither Northcoast Biomedical nor any of its affiliates will undertake sales of any competitive products in the State of Ohio from the date hereof until one year after the termination of this agreement.

We will use our best efforts to increase your share of market and the market as a whole.  We will advise you of competitive and market conditions as we learn of them.

Either party may terminate this agreement upon ninety (90) days written notice to the other for any reason, without fault.

If these terms are agreeable, or you wish to modify them to make them agreeable to us both, kindly do so and provide us a signed letter reflecting this agreement

Best regards, /s/Bob Cutler Robert R. Cutler, III	As Agreed: /s/ Christopher LaRose Christopher LaRose VoxTech Products, Inc
President	August 23, 2006